Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS RESULTS

FOR THE 2014 THIRD QUARTER

Provides Chemical Business Product Volume Guidance for 2014 Fourth Quarter

OKLAHOMA CITY, Oklahoma…November 7, 2014… LSB Industries, Inc. (“LSB”) (NYSE: LXU) today announced results for the third quarter ended September 30, 2014.

Financial Highlights of Third Quarter 2014 Compared to Third Quarter 2013

•	Net sales were $171.0 million compared to $177.4 million.

•	Operating loss was $1.2 million compared to operating income of $23.1 million.

•	Net loss and net loss applicable to common shareholders was $3.8 million, or $0.17 per diluted share, compared to net income of $10.3 million or $0.43 per diluted share.

•	EBITDA was $8.1 million compared to $29.0 million.

•	Third quarter 2013 results included $8.7 million of pre-tax gains for precious metals recoveries and insurance claims.

Jack Golsen, LSB’s Board Chairman and CEO, stated, “As anticipated, results for our seasonally weak third quarter were impacted by a planned extended turnaround at our Cherokee Facility and, to a lesser extent, the pull forward of planned maintenance at our Pryor and El Dorado Facilities.

“The turnaround at the Cherokee Facility was approximately 7 days longer than we had initially budgeted. However, we completed the work necessary to enable us to transition the facility to a two-year turnaround cycle, an initiative that we expect to ultimately translate into stronger operating profit and cash flow for our Chemical Business. The Cherokee Facility resumed ammonia production at the end of August and since then, has produced steadily at an average rate of approximately 500 tons per day. We expect to sustain this production level for the balance of the fourth quarter of 2014 and for 2015 as we do not have a scheduled turnaround at the Cherokee Facility until 2016.

“The maintenance at the Pryor Facility was the continuation of the extensive work we have been doing to bolster the plant’s reliability. With ammonia, urea and UAN production having run close to targeted levels since early September, we can confidently say that Pryor is in its best condition to achieve consistent production since we brought the facility online in late 2010. In fact, we anticipate full year 2014 ammonia production of approximately 165,000-175,000 tons at Pryor, nearly double that of 2013, and expect continued improvement in 2015.

“At our El Dorado Facility, we performed certain maintenance on our sulfuric acid plant that was originally scheduled for 2015. Our expansion projects underway to install a new ammonia plant, and restore and enhance nitric acid capacity, remain on budget and schedule. As we have previously discussed, El Dorado purchases ammonia as its primary feedstock, versus producing its own ammonia using natural gas, as is the case with our Pryor and Cherokee Facilities. This results in a cost disadvantage for El Dorado, a condition that we expect to persist until the ammonia plant is operational in the first quarter of 2016. Once ammonia production is underway, we forecast substantial incremental operating profit from the El Dorado Facility.”

Mr. Golsen continued, “Climate Control results were essentially in-line with the 2013 third quarter, but were up materially on a sequential basis as our shipment volumes recovered from a drop in order activity caused by the severe winter weather that impacted much of the U.S. in late 2013 and early 2014. Third quarter segment bookings remained robust and we entered the final quarter of the year with our highest backlog since November 2008, reflecting continued improvement in the commercial and institutional markets we serve. With ample plant capacity to support significant volume growth and stronger overhead absorption, combined with the operational efficiency measures we have been implementing, including LEAN, we should see margin expansion in this business as sales increase.”

“As we move toward year-end,” Mr. Golsen concluded, “We feel well positioned to deliver growth in both of our businesses in 2015 and 2016.”

Chemical Business Third Quarter 2014 Compared to Third Quarter 2013:

	Three Months Ended September 30,
	2014	2013	Change
	(In millions)
Net sales	$94.8	$104.2	$(9.4)
Operating income (loss)	$(5.6)	$17.7	$(23.3)
Segment EBITDA	$2.2	$23.5	$(21.3)

Comparison of 2014 to 2013 periods:

•	Net sales decreased due to lower agricultural product volumes as the result of performing a planned major maintenance activity at our Cherokee Facility and a shift in product mix at our Pryor Facility from UAN to ammonia, partially offset by increased selling prices as a result of higher ammonia prices passed-through to customers pursuant to contractual agreements.

•	Operating income and EBITDA declined largely as a result of precious metal and insurance recoveries recognized in the third quarter of 2013, and extended maintenance activity at the Cherokee Facility. Additionally, maintenance expense at our El Dorado Facility increased primarily due to an acceleration of our sulfuric acid plant turnaround originally scheduled for 2015. Operating income and EBITDA were also impacted by increased raw material costs for natural gas and ammonia, and lower UAN selling prices compared to the third quarter of 2013.

	Three Months Ended September 30,
	2014		2013
	(Dollars in millions)
	Sales	Sector Mix	Sales	Sector Mix	% Change
Sales by Market Sector
Agricultural	$34.1	36%	$46.7	45%	(27)%
Industrial, mining and other	60.7	64%	57.5	55%	6%

	$94.8		$104.2

The following tables provide key operating metrics for the Agricultural Sector of our Chemical Business.

	Three Months Ended September 30,
	2014	2013	% Change
Product (tons sold)
Urea ammonium nitrate (UAN)	44,949	104,448	(57)%
Ammonium nitrate (AN)	24,411	21,227	15%
Anhydrous ammonia	24,699	22,020	12%
Other	4,522	4,700	(4)%

	98,581	152,395	(35)%

Average Selling Prices (price per ton)
UAN	$233	$242	(4)%
AN	$360	$338	7%
Anhydrous ammonia	$480	$455	6%

With respect to sales of Industrial, Mining and Other Chemical Products, the following table indicates the volumes sold of our major products.

	Three Months Ended September 30,
	2014	2013	% Change
Product (tons sold)
Nitric acid	139,801	144,428	(3)%
AN and AN solution	35,433	48,312	(27)%
Input Costs
Average purchased ammonia cost/ton	$513	$488	5%
Average natural gas cost/MMbtu*	$4.16	$3.63	15%

*	Gross cost excluding any hedging activity

Climate Control Business Third Quarter 2014 Compared to Third Quarter 2013:

	Three Months Ended September 30,
	2014	2013	Change
	(In millions)
Net sales	$73.5	$69.9	$3.6
Operating income	$8.4	$8.5	$(0.1)
Segment EBITDA	$9.7	$9.3	$0.4

Comparison of 2014 to 2013 periods:

•	Net sales increased primarily due to higher sales of other HVAC products. Hydronic fan coil sales increased from higher orders in the current and prior quarter along with an increase in the average unit price of products sold. Water source and geothermal heat pump product sales decreased slightly as a result of a decline in residential product sales primarily due to the previously disclosed loss of sales to Carrier Corporation, partially offset by an increase in commercial product sales.

•	Operating income decreased primarily as a result of higher operating expenses including variable selling expenses, partially offset by higher gross profit from increased net sales.

•	New orders for our climate control products were $74.1 million in the third quarter of 2014 compared to $64.6 million for the third quarter of 2013, $83.1 million for the second quarter of 2014 and $63.2 million for the first quarter of 2014. The $220.4 million in new orders for the first nine months of 2014 reflect a recovery of our core markets. Additionally, new orders for the month of October 2014 were approximately $24.3 million, and our backlog increased to approximately $75.5 million at October 31, 2014 from approximately $73.5 million at September 30, 2014 and $68.1 million at June 30, 2014 and $44.7 million at March 31, 2014.

	Three Months Ended September 30,
	2014		2013		% Change
	(Dollars in millions)
	Sales	Sector Mix	Sales	Sector Mix
Sales by Market Sector
Commercial/Institutional	$61.5	84%	$56.9	81%	8%
Residential	12.0	16%	13.0	19%	(8)%

	$73.5		$69.9		5%

	Sales	Product Mix	Sales	Product Mix	% Change
Sales by Product Category
Heat pumps	$46.5	63%	$46.6	67%	0%
Fan coils	16.5	23%	16.2	23%	2%
Other HVAC	10.5	14%	7.1	10%	48%

	$73.5		$69.9		5%

Financial Position and Capital Expenditures

As of September 30, 2014, our total cash and investments were $311.1 million, including short-term investments as well as noncurrent restricted cash and investments designated for capital projects.

Total long-term debt was $459.4 million at September 30, 2014 compared to $463.0 million at December 31, 2013 and our $100 million Working Capital Revolver Loan remains undrawn. Interest expense, net of capitalized interest, for the third quarter of 2014 was $5.1 million compared to $5.4 million for the same period in 2013.

Capital expenditures were $70.8 million in the third quarter of 2014, including $50.0 million relating to the expansion projects at our El Dorado Facility, which include a 1,150 ton per day anhydrous ammonia production plant; a new 1,100 ton per day 65% strength nitric acid plant and concentrator; and other support infrastructure. Planned capital expenditures for the remainder of 2014 and 2015, in the aggregate, are estimated to range from $388 million to $458 million, including $280 million to $315 million remaining for the El Dorado expansion projects.

Industry Perspective / Outlook

Barry Golsen, LSB’s President and COO stated, “The demand environment for nitrogen fertilizers remains solid. Last year’s corn harvest improved significantly from the previous year, and this year’s harvest is shaping up to be very strong as well, resulting in a higher stock-to-use ratio and lower forward corn prices. Corn prices have declined substantially from approximately $7.00 per bushel a year ago to approximately $3.70 per bushel currently. If corn prices continue to remain low, farmers may consider planting alternatives to corn. However, since yields per acre reached all-time highs in 2014, the farmers’ revenue per acre is not down proportionately. So despite the current lower corn prices, industry consensus points to between 86 and 88 million acres of corn to be planted in 2015, similar to this past year all benefitting our agricultural chemical business.

“With respect to our mining products, in March 2014 we announced that we had elected to not renew our exclusive agreement with Orica when the term ends in April 2015 to enable us to freely sell industrial grade ammonium nitrate (AN) to the commercial explosives market. Since that time, we have executed cost-plus contracts to supply approximately half of the annual 240,000 tons of AN previously committed to Orica, and we are pursuing similar agreements for the balance of the volume under the current Orica contract.

“Regarding our other industrial products which remain a significant part of our Chemical Business, we are encouraged that growth is forecast for the next few years for the industries we serve, particularly given the strong customer relationships we have in these end markets.

“In our Climate Control Business, leading indicators point to solid growth in commercial and institutional construction over the next three years. Notably, the September Architectural Billings Index was positive for the fifth consecutive month, reaching 2007 levels. After experiencing strong year-over-year order growth in the second and third quarters, and into October, we are seeing continued improvement in most of the major vertical markets that we serve, especially lodging, multi-family housing and education. In the near-term, we expect our fourth quarter 2014 Climate Control Business sales to exceed those of last year’s fourth quarter, which we see continuing into 2015.”

Mr. Golsen concluded, “In summary, we see favorable dynamics emerging for both our Chemical and Climate Control end markets. Our focus remains on solid execution across all of our facilities and investing to enhance the economics of our operations in order to drive sales and profit growth and increased value for shareholders in years to come.”

The Company’s outlook for sales volume for the fourth quarter of 2014 in its Chemical Business is as follows:

Products	Sales (tons)
Agriculture:
UAN	95,000 – 115,000
AN	25,000 – 30,000
Anhydrous ammonia	25,000 – 30,000

Industrial, Mining and Other:
Nitric acid	145,000 – 150,000
AN and AN solution	30,000 – 35,000
Anhydrous ammonia	6,000 – 8,000

Note: Agricultural anhydrous ammonia sales exclude approximately 5,000 to 10,000 tons of intercompany sales.

Conference Call

LSB’s management will host a conference call covering the third quarter results on Friday, November 7, 2014 at 10:00 am ET/9:00 am CT to discuss these results and recent corporate developments. Participating in the call will be Board Chairman and CEO, Jack E. Golsen; President and COO, Barry H. Golsen; and Executive Vice President and CFO, Tony M. Shelby. Interested parties may participate in the call by dialing 201 493-6739. Please call in ten minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of Investor Info tab.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes before the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB is a manufacturing and marketing company. LSB’s principal business activities consist of the manufacture and sale of chemical products for the agricultural, mining and industrial markets; and, the manufacture and sale of commercial and residential climate control products, such as water source and geothermal heat pumps, hydronic fan coils, modular geothermal and other chillers and large custom air handlers.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements generally are identifiable by use of the words “believe,” “expects,” “intends,” “plans to,” “estimates,” “projects” or similar expressions, including but not limited to, all statements about or in reference to the Architectural Building Index, any references to future natural gas and ammonia costs, and the outlook for the chemical or climate control business such forward-looking statements include, but are not limited to the transition of the facility to a two-year turnaround cycle, an initiative that we expect to ultimately translate into stronger operating profit and cash flow; sustain the Cherokee Facility’s production level for the balance of the fourth quarter of 2014 and for 2015; full year 2014 ammonia production of approximately 165,000-175,000 tons at Pryor; purchased ammonia results in cost disadvantage for El Dorado until the ammonia plant is operational in the first quarter of 2016. Once ammonia production is underway, substantial incremental operating profit from the El Dorado Facility; margin expansion in this business as sales increase; capital expenditures for the remainder of 2014 and 2015; positioned to deliver growth in both of our businesses in 2015 and 2016; this year’s harvest is shaping up to be very strong; acres of corn to be planted in 2015; growth for the next few years for the industries we serve; solid growth in commercial and institutional construction over the next three years; fourth quarter 2014 Climate Control Business sales to exceed those of last year’s fourth quarter, continuing into 2015 and favorable dynamics emerging for both our Chemical and Climate Control end markets.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties, and that actual results may differ materially from the forward-looking statements as a result of various factors, including, but not limited to, general economic conditions; weather conditions; lack of growth in the commercial and residential construction industry; acceptance by the market of our geothermal heat pump products, acceptance of our technology; increase competitive pressures, domestically and foreign; price increases for raw materials; loss of significant customer; changes to federal legislation or adverse regulations; available working capital; ability to install necessary equipment and renovations at the El Dorado Facility and the Pryor Facility in a timely manner; receipt in a timely manner of production equipment; problems with production equipment; and other factors set forth under “Risk Factors” and “A Special Note Regarding Forward-Looking Statements” in the Form 10-K for year ended December 31, 2013, and the Form 10-Q for each of the quarters ended March 31. June 30, and September 30, 2014, which contain a discussion of a variety of factors which could cause the future outcome to differ materially from the forward-looking statements contained in this release.

Company Contact: Tony M. Shelby, Chief Financial Officer (405) 235-4546 x11297 Mark Behrman, Senior Vice President (405) 235-4546 x11214	Investor Relations Contact: Fred Buonocore, CFA (212) 836-9607 Linda Latman (212) 836-9609 The Equity Group Inc.

See Accompanying Tables

LSB Industries, Inc.

Unaudited Financial Highlights

Three Months and Nine Months Ended September 30,

	Three Months		Nine Months
	2014	2013	2014	2013
	(in thousands, except per share amounts)
Net sales	$171,046	$177,350	$551,233	$530,252
Cost of sales	146,660	128,441	429,256	417,262

Gross profit	24,386	48,909	121,977	112,990
Selling, general and administrative expense	25,208	25,069	77,364	74,685
Provisions for (recoveries of) losses on accounts receivable	70	(84)	(86)	182
Property insurance recoveries in excess of losses incurred	—	—	(5,147)	—
Other expense, net	305	781	1,418	2,992

Operating income (loss)	(1,197)	23,143	48,428	35,131
Interest expense, net	5,079	5,395	17,458	6,662
Loss on extinguishment of debt	—	1,296	—	1,296
Non-operating other income, net	(89)	(34)	(242)	(10)

Income (loss) from continuing operations before provisions (benefit) for income taxes and equity in earnings of affiliate	(6,187)	16,486	31,212	27,183
Provisions (benefit) for income taxes	(2,415)	6,345	12,286	9,967
Equity in earnings of affiliate	—	(109)	(79)	(452)

Income (loss) from continuing operations	(3,772)	10,250	19,005	17,668
Net loss (income) from discontinued operations	5	(10)	28	49

Net income (loss)	(3,777)	10,260	18,977	17,619
Dividends on preferred stocks	—	—	300	300

Net income (loss) applicable to common stock	$(3,777)	$10,260	$18,677	$17,319

Weighted-average common shares:
Basic	22,596	22,478	22,558	22,447
Diluted	22,596	23,597	23,662	23,587
Income (loss) per common share:
Basic:
Income (loss) from continuing operations	$(0.17)	$0.46	$0.83	$0.78
Net loss from discontinued operations	—	—	—	(0.01)

Net income (loss)	$(0.17)	$0.46	$0.83	$0.77

Diluted:
Income (loss) from continuing operations	$(0.17)	$0.43	$0.80	$0.76
Net loss from discontinued operations	—	—	—	(0.01)

Net income (loss)	$(0.17)	$0.43	$0.80	$0.75

LSB Industries, Inc.

Unaudited Financial Highlights

Three Months and Nine Months Ended September 30,

	Three Months		Nine Months
	2014	2013	2014	2013
	(in thousands)
Net sales:
Chemical (1)	$94,767	$104,199	$345,744	$303,017
Climate Control	73,485	69,863	196,585	217,490
Other	2,794	3,288	8,904	9,745

	$171,046	$177,350	$551,233	$530,252

Gross profit (loss): (2)
Chemical (1)(3)	$(521)	$24,610	$57,161	$39,116
Climate Control	23,862	23,168	61,628	70,553
Other	1,045	1,131	3,188	3,321

	$24,386	$48,909	$121,977	$112,990

Operating income (loss): (4)
Chemical (1) (3)	$(5,587)	$17,680	$46,815	$20,259
Climate Control	8,452	8,547	17,396	24,387
Other	397	444	1,298	1,198
General corporate expense (5)	(4,459)	(3,528)	(17,081)	(10,713)

	(1,197)	23,143	48,428	35,131
Interest expense, net (6)	5,079	5,395	17,458	6,662
Loss on extinguishment of debt	—	1,296	—	1,296
Non-operating other income, net
Chemical	(73)	(1)	(213)	(1)
Corporate and other business operations	(16)	(33)	(29)	(9)
Provisions (benefit) for income taxes	(2,415)	6,345	12,286	9,967
Equity in earnings of affiliate -
Climate Control	—	(109)	(79)	(452)

Income (loss) from continuing operations	$(3,772)	$10,250	$19,005	$17,668

(1)	During the first quarter of 2014, our Chemical Business experienced downtime at the Pryor Facility resulting in lost production and adverse effect on operating results. During the third quarter of 2014, a planned major maintenance activity (“Turnaround”) was performed at the Cherokee Facility, which negatively impacted production, sales and operating results. During the first nine months of 2013, our Chemical Business experienced downtime at the Cherokee, El Dorado and Pryor Facilities resulting in lost production and an adverse effect on operating results.
(2)	Gross profit (loss) by business segment represents net sales less cost of sales. Gross profit classified as “Other” relates to the sales of industrial machinery and related components.

LSB Industries, Inc.

Unaudited Financial Highlights

Three Months and Nine Months Ended September 30, 2014 and 2013

(3)	For the three and nine months ended September 30, 2013, we recognized business interruption insurance recoveries of $4.2 million and $18.4 million, respectively, all of which was recognized as a reduction to cost of sales. During the three and nine months ended September 30, 2013, our Chemical Business recognized a recovery of precious metals of $4.5 million. For the nine months ended September 30, 2014, we recognized business interruption and property insurance recoveries totaling $28.0 million, of which $22.9 million was recognized as a reduction to cost of sales (none for the three months ended September 30, 2014).
(4)	Our chief operating decision makers use operating income (loss) by business segment for purposes of making decisions that include resource allocations and performance evaluations. Operating income (loss) by business segment represents gross profit (loss) by business segment less selling, general and administrative expense (“SG&A”) incurred by each business segment plus other income and other expense earned/incurred by each business segment before general corporate expenses.
(5)	General corporate expenses consist of SG&A, other income and other expense that are not allocated to one of our business segments. General corporate expenses consist of the following:

	Three Months September 30,		Nine Months September 30,
	2014	2013	2014	2013
	(in thousands)
Selling, general and administrative
Personnel costs	$(2,134)	$(1,899)	$(6,478)	$(6,194)
Fees and expenses relating to certain activist shareholders’ proposals (A)	—	—	(4,163)	—
Professional fees	(1,185)	(1,222)	(3,333)	(3,431)
All other	(1,145)	(404)	(3,162)	(1,634)

	(4,464)	(3,525)	(17,136)	(11,259)

Other income	19	3	69	587
Other expense	(14)	(6)	(14)	(41)

Total general corporate expense	$(4,459)	$(3,528)	$(17,081)	$(10,713)

(A)	During the first quarter of 2014, we incurred fees and expenses in evaluating and analyzing proposals received from certain activist shareholders and dealing, negotiating and settling with those shareholders in order to avoid a proxy contest.
(6)	During the three and nine months ended September 30, 2014, interest expense is net of capitalized interest of $3.9 million and $9.2 million, respectively. During the three and nine months ended September 30, 2013, interest expense is net of capitalized interest of $1.2 million and $2.1 million, respectively.

LSB Industries, Inc.

Consolidated Balance Sheets

(unaudited)

	September 30, 2014	December 31, 2013
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$169,824	$143,750
Short-term investments	14,500	—
Accounts receivable, net	88,249	80,570
Inventories:
Finished goods	27,120	29,163
Work in progress	2,724	2,838
Raw materials	27,819	23,871

Total inventories	57,663	55,872
Supplies, prepaid items and other:
Prepaid insurance	3,454	15,073
Precious metals	12,350	14,927
Supplies	15,117	13,523
Prepaid income taxes	5,835	12,644
Other	4,237	3,867

Total supplies, prepaid items and other	40,993	60,034
Deferred income taxes	8,198	13,613

Total current assets	379,427	353,839
Property, plant and equipment, net	561,270	416,801
Other assets:
Noncurrent restricted cash and cash equivalents	76,804	80,974
Noncurrent restricted investments	50,000	209,990
Debt issuance costs, net	6,917	8,027
Other, net	19,226	13,466

Total other assets	152,947	312,457

	$1,093,644	$1,083,097

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

(unaudited)

	September 30, 2014	December 31, 2013
	(in thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$75,567	$61,775
Short-term financing	1,513	13,749
Accrued and other liabilities	34,306	49,107
Current portion of long-term debt	10,597	9,262

Total current liabilities	121,983	133,893
Long-term debt	448,773	453,705
Noncurrent accrued and other liabilities	17,636	17,086
Deferred income taxes	72,825	66,698
Commitments and contingencies (Note 9)
Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $0.10 par value; 75,000,000 shares authorized, 26,920,053 shares issued (26,846,470 at December 31, 2013)	2,692	2,685
Capital in excess of par value	169,578	167,550
Retained earnings	285,531	266,854

	460,801	440,089
Less treasury stock at cost:
Common stock, 4,320,462 shares	28,374	28,374

Total stockholders’ equity	432,427	411,715

	$1,093,644	$1,083,097

LSB Industries, Inc.

Non-GAAP Reconciliation

(unaudited)

This news release includes the measure “EBITDA,” which is deemed a “non-GAAP financial measure” under the rules of the Securities and Exchange Commission, including Regulation G. This non-GAAP measure is calculated using GAAP amounts in our consolidated financial statements. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies.

EBITDA Reconciliations

EBITDA is defined as net income plus interest expense, depreciation, depletion and amortization of property plant and equipment, amortization of other assets, less interest included in amortization, plus provision for income taxes plus loss from discontinued operations. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. The following table provides a reconciliation of net income to EBITDA for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in millions)
Net income (loss)	$(3.8)	$10.3	$19.0	$17.6
Plus:
Interest expense	5.1	5.4	17.4	6.7
Depreciation and amortization	9.2	7.0	26.7	20.1
Provisions (benefit) for income taxes	(2.4)	6.3	12.3	10.0

EBITDA	$8.1	$29.0	$75.4	$54.4

Climate Control Business
Operating income (loss)	$8.5	$8.5	$17.4	$24.4
Plus:
Equity in earnings	—	0.1	0.1	0.5
Depreciation and amortization	1.2	0.7	3.5	2.0

EBITDA	$9.7	$9.3	$21.0	$26.9

Chemical Business
Operating income (loss)	$(5.6)	$17.7	$46.8	$20.3
Plus:
Non-operating income	0.1	—	0.2	—
Depreciation and amortization	7.7	5.8	22.6	16.6

EBITDA	$2.2	$23.5	$69.6	$36.9